Exhibit 99.1

Mobiquity Technologies Announces Expansion of Nationwide Bluetooth Marketing Network

Company scales location-based mobile marketing across 100 of the nation’s most prestigious malls, with the ability to reach 120 million shopping visits per month

NEW YORK, Oct. 9, 2013 -- According to ABI Research, nearly two billion smartphones will ship globally by 2018, with 50 million more Bluetooth-enabled passenger cars by 2016. Add to that the introduction of Apple’s AirDrop, and we have a strong push and winning standard in location-based mobile marketing: Bluetooth. From Bluetooth headsets and car connections to laptops, feature phone and smartphone communications and content delivery -- Bluetooth continues to be the common denominator and the ultimate enabler in location-based mobile marketing. As a result, Mobiquity Technologies, Inc. (OTCQB: MOBQ), the nation’s largest location-based mobile marketing network, today announced the execution of an exclusive rights agreement which will run through December 2017 and lock in its “mobile marketing real estate” for the next four years. The deal will enable the company to expand the footprint of its Bluetooth location-based mobile marketing network, Mobiquity Networks, increasing reach by 33%.

Mobiquity Networks enables advertisers to micro-target millions of mall visitors per month in the nation’s Top 10 DMAs with mobile digital content and offers when they are most receptive to advertising messages. Mobiquity-powered malls include Roosevelt Field in New York, King of Prussia in Philadelphia, Copley Place in Boston, Brea Mall in LA, Orland Square in Chicago, The Galleria in Houston and Lenox Square in Atlanta among others. Brands like Bloomingdales, 1800flowers.com, the NY Knicks and Dollar General, and entertainment like Def Leppard, Cody Simpson, Zero Dark Thirty, War Horse and Insidious have already relied on Mobiquity Networks to reach their consumers and influence behavior.

How It Works

Mobiquity’s interactive zones are positioned in shopping malls near entrances, anchor stores, escalators and other high-traffic, and high dwell-time areas and are designed to reach on-the-go shoppers via their mobile devices with premium opt-in content delivered using Bluetooth, Wi-Fi and Beacon Technology. This advertising medium offers highly targeted messaging, and has been engineered to engage and influence shoppers as they move about the mall environment.

“We bet on Bluetooth several years ago when we formed Mobiquity and have relentlessly worked to build an extensive mobile marketing Mall network to deliver on the promise of location-based marketing for advertisers and retailers. And of course we couldn’t be more thrilled with Apple’s calculated selection of Bluetooth as a content-delivery technology in AirDrop,” said Michael Trepeta, co-CEO of Mobiquity Networks. “Just like American Idol educated the US nearly overnight about text messaging, we believe the term ‘AirDrop me’ will quickly become commonplace. Before the expansion, our network could service an estimated 96 million shopping visits per month and Apple’s release of AirDrop should accelerate the education, adoption and belief in Bluetooth/Wi-Fi/Beacon solutions for delivering content - a huge win for mobile marketing.”

About Mobiquity Technologies

Mobiquity is a technology company focusing on connecting Fans (consumers) and Brands through Online, Social and Mobile Platforms. Mobiquity Technologies is attempting to revolutionize location-based mobile marketing platforms through social registration, gamification and rewards by creating a Universal Location Based Mobile Marketing Ecosystem that maximizes “Fan Engagement” through a single platform of Bluetooth, Wi-Fi, Beacon, NFC, QR and a universal App.

For more information you can visit:

www.mobiquitytechnologies.com

www.acemarketing.net

www.mobiquitynetworks.com

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes in levels of competition, possible loss of customers, and the company's ability to attract and retain key personnel.

For Media Inquiries	For Investor Inquiries
PenVine for Mobiquity Technologies	Legend Securities, Inc.
Jennifer Schenberg	John Columbia
917-445-4454	718-233-2627
jennifer@penvine.com	jcolumbia@legendsecuritiesinc.com